Exhibit 10.6

EXCLUSIVE MASTER DISTRIBUTION AGREEMENT

BETWEEN

NUTRIBAND, INC. AND BEST CHOICE (EMI), INC.

THIS EXCLUSIVE MASTER DISTRIBUTION AGREEMENT (this “Agreement”) is made as of the last date of signature (“Effective Date”), by and between Nutriband, INC., a Nevada Corporation, having its principal office located at Celtic Ct, 309 Oviedo, FL 32765, U.S.A, (hereinafter referred to as the “COMPANY’’), and Best Choice Inc., (EMI), having its principle office located at 3399 #39, Saimdang-ro, Seocho-gu, Seoul, Republic of Korea, (hereinafter referred to as the “DISTRIBUTOR”), collectively the “Parties”.

RECITALS

A.	Distributor desires to be the exclusive Master distributor of any and all of the COMPANY’s current or future Nutriband products (the “Products”), in certain territories more fully described herein (the “Exclusive Territories”); and

B.	The COMPANY desires to appoint DISTRIBUTOR as the Exclusive Master Distributor of the COMPANY’s Products in the Exclusive Territories and will provide DISTRIBUTOR with Confidential Information regarding the products, pursuant to the protections afforded the COMPANY herein, in order for DISTRIBUTOR to distribute said Products in the Exclusive Territories.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

l.	Recitals.

The recitals as set forth above are incorporated herein and made a part of this Agreement.

2.	Exclusive Territories.

The Exclusive Territories shall be all of South Korea, Taiwan, the South Asia Countries, and Peoples Republic of China.

3.	Appointment of Distributor and Exclusivity.

(a)	The COMPANY hereby appoints the DISTRIBUTOR as its sole and exclusive master distributor of Nutriband Consumer Products and future line of Consumer products within the Exclusive Territories.

(b)	DISTRIBUTOR may nominate affiliated or other companies to sell and/or market and distribute the Nutriband Consumer Products in the Exclusive Territories (“Sub-Distributors”), provided however such Sub-Distributors agree in writing to be bound by the terms of the Master Agreement and this Agreement,

(c)	DISTRTBUTOR shall be responsible for any breaches of the Master Distribution Agreement.

(d)	Consumer products are defined as Non-RX, non-diagnostic, non-medical and not requiring prescription or OTC labelling. Examples contain but are not limited to Nutriband Energy patch, Vitamin and ‘Mosquito repellant’

Agreement or this Agreement made by such Sub-Distributor in the same manner as if any such breach was made by DISTRIUTOR itself.

(e)	DISTRIBUTOR shall purchase the Products directly from the COMPANY (or any agent or third party designated by the COMPANY in writing) in DISTRIBUTOR’s own name and for DISTRIBUTOR’s own account and risk.

(f)	DISTRIBUTOR may sell and/or lease the Products to third parties provided however, DISTRJBUTOR shall not sell and/or lease the Products to any third party that intends to market, sell or distribute the Products in China.

(g)	DISTRIBUTOR shall use commercially reasonable efforts in promoting the Products which shall include but not be limited to marketing and advertising the COMPANY’s Products.

(e)	The COMPANY shall direct and turn over any new requests for the Product or orders for the Product within the Exclusive Territories to the DISTRIBUTOR.

(f)	Nothing in this Agreement shall constitute the right of the DISTRIBUTOR to act as agent for the COMPANY or to represent the COMPANY in anyway whatsoever. The DISTRIBUTOR shall have no authority whatsoever to enter into any obligations on behalf of the COMPANY.

(g)	DISTRIBUTOR acknowledges that proprietary information is embodied in the Products and all data, information and materials supplied by the COMPANY to the DISTRIBUTOR or acquired by the DISTRIBUTOR in performance of this Agreement. DISTRIBUTOR agrees not to use. appropriate or disclose to others any such proprietary information, except as may be expressly permitted in writing by the COMPANY. DISTRIBUTOR agrees that all proprietary rights relating to the Products, including all copyrights, patents and trade secrets and all trade names, trademarks and service marks used or promoted by the COMPANY, the DISTRIBUTOR or their respective agents with respect to the Products are the sole and exclusive property of the COMPANY.

(h)	The COMPANY understands and agrees DISTRIBUTOR shall enter into a similar distribution agreement with Kim Jung Suk, (Everycare), Seoul, Kang nam gu, Gaepho dong, Gaepho 4 dong, 1231-16 B1, Korea. or an entity to be designated by Kim Nam Hun, appointing him or the designated entity as the exclusive distributor in the exclusive territory of the Seoul, Korea. Notwithstanding anything contained herein to the contrary, said distribution agreement shall be executed as soon as practicable upon terms similar to this Agreement including provisions for no cost charged to be designated and appointed the exclusive distributor for the Seoul, Korea and contain annual purchase minimums for purchase of the Products as required in Sections 7 and 8 of this Agreement.

4.	Purchase and Sale of the COMPANY’s Products

(a)	The COMPANY shall sell Products to DISTRIBUTOR at a price no greater than the lowest price plus 5% sold to anyone, anywhere, regardless of quantity. The purchase price of all Products sold to the Distributor shall be paid to the Company in U.S. dollar currency (“U.S. USD”).

(b)	The COMPANY shall provide the DISTRIBUTOR at least ninety (90) days’ notice of any pricing increase. Any price increase shall be limited to ten percent (10%) and there shall not be more than one (1) price increase in any given twelve (12) month period.

(c)	The DISTRIBUTOR shall have the right to purchase a minimum of fifty percent (50%) of the production capacity of the COMPANY’s manufacturing capacity, per Product, of the COMPANY’s Products.

(d)	DISTRIBUTOR shall have the right to assemble the Products itself or through affiliated third parties in Korea, provided however that all proprietary rights relating to the Products including all copyrights, patents, trade secrets, trade names, trademarks and service marks used or promoted by either the COMPANY, the DISTRUBTOR or their respective agents with respect to the Products are the sole and exclusive property of the COMPANY and any such Sub-Contractors shall be bound by this Agreement. The COMPANY shall cooperate with the DISTRIBUTOR in establishing any such sub-contracting facilities to insure the highest standard of quality control. In the event that the DISTRIBUTOR intends to assemble the Products elsewhere, it shall inform the COMPANY in writing as soon as practicable.

assembling the Products as described in this Section 4(d) because the COMPANY is unable or refuses to till purchase orders in a timely manner.

(e)	The DISTIBUTOR may charge any such price for its sale of the Products as the DISTRIBUTOR deems best within the Exclusive Territories.

(f)	The COMPANY shall till each and every order presented to it in as timely a manner as is commercially reasonable. The DISTRIBUTOR understands and agrees that in the event the COMPANY must manufacture additional inventory in order to till a purchase order presented to it by the DISTRIBUTOR, delivery may be delayed because of time and capital needed to manufacture. The COMPANY may require the DISTRIBUTOR to make a deposit not to exceed one-half of the purchase price of the Products (which deposit shall be credited against the total purchase price of the Products) prior to shipment of the Products needed to till such purchase order.

(g)	The COMPANY shall be responsible for shipping logistics on items sent to assembly destinations specified by the DISTRJBUTOR. Shipping costs and any tax and/or tariffs associated with the shipment shall be paid by the DISTRIBUTOR, provided however in an effort to minimize these costs; the DISTRIBUTOR shall have the right to provide to the COMPANY shipping instructions which the COMPANY shall follow in all instances where commercially reasonable. Title to the Products and the risk of loss for the Products sold by the COMPANY shall transfer to the DISTRIBUTOR upon arrival, satisfactory inspection and acceptance of the Products by the DISTRIBUTOR at the assembly destination specified by the DISTIBUTOR.

(h)	The COMPANY shall be responsible for all warranty risk under its standard warranties. The COMPANY warrants to the DISTRIBUTOR that the Products shall be delivered with all necessary parts and that all necessary parts shall be in proper assemble condition.

(i)	The COMPANY authorizes the DISTRIBUTOR to perform assembly to the Products. In order for the DISTRIBUTOR to be able to assemble complete units of the Products and to perform assembly to the Products, the COMPANY shall provide, on an ongoing basis, to the DISTRIBUTOR an adequate supply of assembly parts to expedite assembly of units of the Products that may be received with missing or defected parts and to perform reassembly. The DISTRIBUTOR shall return or dispose all damaged, broken and/or defective parts to the COMPANY, at the sole discretion of the COMPANY, at DISTRIBUTOR’s cost and expense.

5.	Trademarks.

The COMPANY hereby grants to the DISTRIBUTOR an exclusive license to use any and all trademarks, logos and other markings used by the COMPANY in the Exclusive Territories to promote and market the Products in the Exclusive Territories.

6.	Marketing and Advertising.

All marketing, advertising and sales campaigns, along with all literature and materials associated therewith, must be preapproved by the COMPANY, in writing, which approval shall not be unreasonably withheld or delayed. The COMPANY shall provide the DISTRIBUTOR with examples of the COMPANY’s sales and marketing literature and materials as guidance for the DISTRIBUTOR.

7.	Minimum Purchase Requirement.

(a)	To comply with the annual minimum purchase requirement as described in Section 8(b) below, the minimum annual purchase requirement for the next twelve (12) month period beginning from the Effective Date of this Agreement shall be $2,000,000.00 US Dollars.

(b)	Should the DISTRIBUTOR fail to make the agreed upon annual minimum purchase requirement, the DISTRIBUTOR shall have two (2) additional months to purchase the balance of the required annual minimum purchase requirement. In the event that the DISTRIBUTOR fails to purchase additional Products to meet the annual minimum purchase requirement, the COMPANY has the right, at its sole discretion, to terminate this Agreement. The DISTRIBUTOR shall be relieved from the annual minimum purchase requirement should there be a Product recall; should the COMPANY fail to meet its obligations in this Agreement; and/or should the COMPANY fail to deliver the Products in a timely manner.

8.	Duration and Termination.

(a)	The initial term of this Agreement shall be from the Effective Date of this Agreement until April 30, 2019.

(b)	This agreement shall automatically renew for an additional three (3) years and each five (5) year period thereafter if a minimum increase in sales of ten percent (10%) per year or accumulative equivalent or a year by year ten percent (10%) increase is achieved by the end of the initial term of this agreement and each five (5) year period thereafter. The DISTRIBUTOR shall have met its minimum purchase requirement at the end of each year if the accumulative total of purchases is equal to or greater than the amounts added together as shown on the table shown below. All amounts shown below in this Section 8(b) shall be in US Dollars.

Year	Increase	Minimum
1	0.00%	$2,000,000
2	10.00%	$2,200,000
3	10.00%	$2,662,000
4	10.00%	$2,928,000
5	10.00%	$3,221,020
6	10.00%	$3,543,122
7	10.00%	$3,897,434
8	10.00%	$4,287,177
9	10.00%	$4,715,895
10	10.00%	$5,187,484

1-10		$35,062,334

11	10.00%	$5,706,233
12	10.00%	$6,276,856
13	10.00%	$6,904,542
14	10.00%	$7,594,996
15	10.00%	$8,354,496
16	10.00%	$9,189,945
17	10.00%	$10,108,940
18	10.00%	$11,119,834
19	10.00%	$12,231,818
20	10.00%	$13,454,999

11-20		$90,942,664

(c)	This Agreement may be terminated at any time by the DISTRIBUTOR, with or without cause, upon ninety (90) days written notice to the COMPANY. The DISTRIBUTOR shall immediately cease representing itself as a distributor of the Products. Each Party shall remain liable under this Agreement for any obligation incurred prior to the effective date of termination. The DISTRIBUTOR shall have the right to sell any Products in inventory, the right to purchase Products required to fill any orders it has on the books at the time of termination of this Agreement, and the right to service any leases in effect or arising therefrom until the final expiration of any such leases.

(d)	This Agreement may be terminated at any time by the COMPANY, but only for cause, upon ninety (90) days written notice to the DISTRIBUTOR of the specific cause the COMPANY asserts are the basis for such termination notice. For purposes of this Section 8(d), “cause” shall mean a material breach of this Agreement, which upon written notice to the DISTRIBUTOR of the specific cause the COMPANY asserts are the basis for such termination notice and the passage of ninety (90) days after receipt of such notice has not been cured. A material breach includes, but is not limited to, failure to meet the annual minimum purchase requirement described in Section 7 above.

(e)	This Agreement may be terminated as to a particular Country within the Exclusive Territories upon the DISTRIBUTOR learning and advising the COMPANY that it is unable to secure any regulatory/governmental approval to distribute the Products within that particular Country in the Exclusive Territories.

(f)	This Agreement may be terminated as to a particular Country in the Exclusive Territories if any required regulatory/governmental approval to distribute the Products within a particular Country in the Exclusive Territories is revoked or suspended.

(g)	In order for either Party to cure a material breach of this Agreement, it must pay any reasonable and demonstrable damages such breach caused the non- breaching Party.

9.	Confidential Information.

(a)	For the purposes of this Section 9: “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”). including all information, whether oral or written or in the form of documents, drawings, specifications, data, reports, formulas. manufacturing processes and/or procedures or otherwise, relating to the Products or the operations or assets of any Party and/or the COMPANY except the following: (i) information actually known to a Party prior to its disclosure in connection with this Agreement that is unencumbered by any confidentiality restriction; (ii) information that a Party can demonstrate was available to the general public or that was general industry knowledge at the time of its disclosure to such Party; or which thereafter becomes available to the public or becomes general industry knowledge, without a breach of this Agreement by such Party: (iii) information that a Party can demonstrate was legally furnished to such Party by a third party having the right to so disclose without restriction on its further disclosure; or (iv) information to the extent that a Party may, in the reasonable opinion of its counsel, be compelled by legal requirements to disclose, provided such Party uses all reasonable efforts, and to the extent permitted by applicable legal requirements, will have afforded the other Parties the opportunity, to obtain an appropriate protective order or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.

(b)	Each Party shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself, itself or others except in connection with the performance of his or its obligations under this Agreement, all Confidential In formation of or relating to another Party, and shall not disclose such Confidential Information to any Person other than with the prior written consent of the Party that originally acquired or developed such Confidential Information.

The Parties to this Agreement acknowledge and agree that in the event of breach or non-compliance with any of the provisions of this Section 9,

monetary damages may not constitute a sufficient remedy. Consequently, in the event of such a breach, the non-breaching Party shall be entitled to Injunctive or other equitable relief, including specific performance, in order to enforce or prevent any violation of such provisions, in addition to any other rights or remedies to which it may be entitled at law or otherwise.

(c)	This Section 9 shall survive the termination of this Agreement.

10.	Non-Circumvention.

(a)	The DISTRIBUTOR understands and agrees that for the entire Duration of this Agreement, except as otherwise authorized herein, it shall not manufacture, market, sell or distribute (or assist any other parties to manufacture, market, sell or distribute) any competing product in the Exclusive Territories or in Korea. Any violation of this Section 10(a) shall be deemed an attempt to circumvent this Agreement, and the DISTRIBUTOR shall be liable for any reasonable and demonstrable damages.

(b)	The COMPANY understands and agrees that for the entire duration of this Agreement plus an additional three (3) years after this Agreement expires or is otherwise terminated that it shall not, directly or indirectly circumvent the DISTRI BUTOR to manufacture, market, sell or distribute (or to assist any other parties to market, sell or distribute) in the Exclusive Territories. Any violation of this Section 10(b) shall be deemed to be an attempt to circumvent this Agreement and the COMPANY shall be liable to the DISTRIBUTOR for any reasonable and demonstrable damages.

(c)	The COMPANY and/or its affiliates shall not contract, deal with or otherwise become involved in any transaction with any corporation, partnership, individual, bank, trust or lending institution which have been introduced by the DISTRIBUTOR without the prior written consent of the DISTRIBUTOR. Any violation of this Section 10(c) shall be deemed to be an attempt to circumvent this Agreement and the COMPANY shall be liable to the DISTRIBUTOR for any reasonable and demonstrable damages.

11.	Indemnification.

The COMPANY shall indemnify, hold harmless the DISTRIBUTOR, its agents, successors and/or assigns, employees, shareholders, directors, officers and/or affiliates from and against all liability, loss, damage, costs, and expenses including reasonable attorney’s fees and costs resulting from and all causes of action, suits, claims, demands, liabilities, and/or judgments of any nature whatsoever, arising out of, resulting from and/or relating to any injury, damage to property or person arising out of and/or resulting from the manufacture of the Products by the COMPANY and brought against the DISTRIBUTOR solely because of the sale and/or lease of the Products by the DISTRIBUTOR under this Agreement. The DISTRIBUTOR shall indemnify, hold harmless the COMPANY, its agents, successors and/or assigns, employees, shareholders, directors, officers and/or affiliates from and against all liability, loss, damage, costs, and expenses including reasonable attorney’s fees and costs resulting from and all causes of action, suits, claims, demands, liabilities and/or judgments of any nature whatsoever, arising out of, resulting from and/or relating to any injury, damage to property or person arising out of and/or resulting from the sale and/or lease of the Products by the DISTRIBUTOR only to such extent any such manufacture liability, loss, damage, costs, and expenses including reasonable attorney’s fees and costs resulting from and all causes of action, suits, claims, demands, liabilities and/or judgments of any nature whatsoever, arising out of, resulting from and/or relating to any injury, damage to property or person resulted from the remanufacture or any deviation of specifications provided to the DISTRIBUTOR by the COMPANY in the manufacture by the DISTRIBUTOR of the Products.

12.	Insurance.

The DISTRIBUTOR shall carry and pay for such insurance, liability or otherwise, as it deems necessary or appropriate.

13.	Securities Laws.

Certain of the COMPANY’s and the DISTRIBUTORS securities may become publicly traded. The Parties hereby acknowledge that they are aware and that their affiliates with knowledge of this Agreement or once they become aware of this Agreement have been advised or will be advised upon becoming aware of this Agreement of the restrictions imposed in securities laws of the United States and in the securities laws of the various States of a person possessing material non-public information about a company. The Parties hereby further acknowledge that they are aware the securities laws of the United States prohibit any person with material non public information concerning a company or a possible transaction involving a company for purchasing or selling securities in reliance of such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information. The Parties also agree that, if requested, they will cause their affiliates who have knowledge of this Agreement or who may become aware of the Agreement to sign a written statement that they have been advised of the foregoing restrictions.

14.	DISPUTE RESOLUTION.

The Parties hereby agree that before any action to resolve any issues or disputes related to this Agreement shall first be submitted to Arbitration.

(a)	Arbitration of disputes pursuant to this Section 14(a) shall be held in Orlando, Florida under the commercial arbitration rules of the American Arbitration Association and shall be heard by three arbitrators selected in accordance with such rules. Each arbitrator shall be chosen from the American Arbitration Association ’s Large and Complex Case Panel for the region which includes the State of Florida at the time of the arbitration, have at least fifteen years’ experience in the United States as an attorney in private practice or in a corporate legal department and shall not be a past or present officer, director or employee of, or have, or have had in the past, any interest in or material relationship with, any Party or any affiliate of any Party. Any arbitral award shall be in writing in the form of a reasoned opinion, including findings of fact and Conclusions of law, which law shall be the law of the State of Florida, and shall be final and binding and may be entered by any Party in any state or federal court having jurisdiction thereof. Costs of arbitration (including reasonable attorney’s fees and costs) shall be paid either equally by the Parties to the arbitration or in accordance with the decision of the arbitrators.

(b)	The Parties acknowledge and agree that in the event of breach or non-compliance with this Agreement, monetary damages may not constitute a sufficient remedy. Consequently, the non-breaching Party shall be entitled to seek injunctive or other equitable relief, including specific performance, in order to enforce or prevent any violation of such provisions, in addition to any other rights or remedies to which it may be entitled at law or otherwise, and the other Party shall have the right to oppose any proceeding seeking such injunctive or equitable relief. Such equitable relief shall be available to the Parties after compliance with this Section 14, except injunctive relief pursuant to Section 9, which shall be available to the Parties without the necessity of first using the procedures set forth in this Section 14.

15.	Force of Nature.

No Party shall be responsible for delays or failure in performance resulting from acts beyond the reasonable control of such Party. Such acts include but shall not be limited to acts of God, war, riot, labor stoppages, governmental actions, fires, floods, epidemics and earthquakes.

16.	Attorney’s Fees and Costs.

Each Party to this Agreement will bear the fees and disbursements of their respective lawyers, accountants and consultants engaged in connection with the preparation of this Agreement and of any and all agreements. instruments, documents or other writings to be executed and delivered pursuant hereto and all other costs and expenses incurred in connection herewith and therewith.

17.	Choice of Law and Venue.

To the extent permitted by law, the provisions of this Agreement shall govern over all provisions of the laws of the State of Nevada. Otherwise this Agreement shall be governed by the laws of the State of Nevada and the federal law of the United States without reference to principles of conflict of laws. The Parties agree that in the event of a dispute between the Parties arising out of this Agreement or the transactions contemplated herein venue for such dispute shall be in the State or Federal Courts located in Las Vegas, Nevada and the Parties hereby waive any objection to such venue based on forum non-convenient.

18.	Waiver of Jury Trial.

THE PARTIES HERETO EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AS CLAIM, COUNTER-CLAIM, AFFIRMATIVE DEFENSE OR OTHERWISE) IN CONNECTION WITH OR IN ANY WAY RELATED TO THTS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR INACTIONS OF THIE MEMBERS OR THE COMPANY.

19.	Assignment.

This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and/or assigns and may be assignable by the DISTRIBUTOR without the prior written consent of the COMPANY.

20.	Severability.

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof. and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

21.	Independent Contractor.

The Parties agree that the DISTRIBUTOR shall act as an independent contractor in the performance of its duties under this Agreement. Accordingly, the DISTRIBUTOR shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the DISTRIBUTOR’s activities in accordance with this Agreement, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required. No relationship of principal to agent, master to servant, employer to employee or franchisor to franchisee is established between the Parties in this Agreement. No party shall have the authority to bind the other Party or to any Liability on behalf of the other Party whatsoever.

22.	No Amendment Except in Writing.

This Agreement may be amended only by written instrument executed by the Parties.

23.	Delivery of Notices.

All notices or other communications which are required or permitted under this Agreement shall be in writing and hand delivered or (i) if sent by overnight delivery by U.S. Mail, FedEx, UPS, or other international private carrier, notice shall be deemed received on the next Business Day; or (ii) if by facsimile notice shall be deemed received when the sender gets its machine confirmation that the facsimile was successfully transmitted to recipient; provided however, a notice delivered by facsimile after 5:00 PM local time of the recipient on any day shall be deemed received on the next Business Day. Any notice under this Agreement that is not hand delivered (which delivery may be affected anywhere) shall be sent to the other Parties at the address set forth below, or such other location as a Party may designate in a future notice under this Agreement:

If to:	NUTRIBAND, INC.

309 Oviedo, FL 32765

U.S.A.

Fax: 385.881.3385

If to:	EMI-KOREA (BEST CHOICE), INC.

3399 #39, Saimdang-ro, Seocho-gu,

Seoul, KOREA

Fax: 303.623.5405

All such notices shall be deemed to have been given when received or when delivery is attempted, if acceptance is refused.

24.	No Waiver.

Failure by any Party to this Agreement to insist in any one or more instances upon the strict performance of any one of the covenants contained herein shall not be construed as a waiver or relinquishment of such covenant. No waiver by any Party of any such covenant shall be deemed to have been made unless expressed in writing and signed by the waiving Party.

25.	Further Assurances.

From time to time, each Party to this Agreement will, at the reasonable request of any other Party to this Agreement, take all action, do all such acts and execute and deliver all agreements, instruments, documents or other writings desired or required by such other Party so as to fully perform or carry out the terms, intent or purposes of this Agreement.

26.	Interpretation.

Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter. singular or plural, whichever shall be applicable. All references herein to “Sections” and “paragraphs” shall refer to corresponding provisions of this Agreement. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “Business’’) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

27.	Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of all of the Parties hereto and their respective successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied. is intended to confer on any person other than the Parties hereto or their respective successors, legal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.

28.	Cumulative Remedies.

The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

29.	Entire Agreement.

This Agreement constitutes the agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understanding pertaining thereto.

30.	Counterpart Execution.

This Agreement and any document or instrument to be executed and delivered by the Parties hereunder or in connection herewith may be executed and delivered in separate counterparts and delivered by one Party to the other Parties by facsimile, each of which when so executed and delivered shall be deemed an original and all such counterparts shall together constitute one and the same agreement. If this Agreement or any such document or instrument is delivered by facsimile, the Party so delivering this Agreement, or such document or instrument shall within a reasonable time after such facsimile delivery shall also deliver an originally executed copy to the other Party.

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed effective upon the date of the last Party to sign below.

NUTRIBAND, INC.		EMI-KOREA (BEST CHOICE), INC.

By:	/s/ Gareth Sheridan	By:
	Gareth Sheridan	Name:
	CEO	Title:

Date:	04/13/2018	Date: